Exhibit 4.4

VTB HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

VTB Holdings, Inc., a Delaware corporation (the “Company”), wishes to attract employees, directors and consultants to the Company and its Affiliates, to induce employees, directors and consultants to remain with the Company and its Affiliates, to encourage them to increase their efforts to make the Company’s business more successful and to enhance equityholder value. In furtherance thereof, the VTB Holdings, Inc. 2011 Equity Incentive Plan (the “Plan”) is designed to provide employees, directors and consultants of the Company and its Affiliates with an ownership interest in the Company through the grant of Options and Restricted Common Shares.

ARTICLE I.

DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

1.1. “Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person, and (iii) each of such Person’s officers, directors, managers (in the case of any Person that is a manager-managed limited liability company), and general partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, “Affiliates” shall also include, without limitation, such person’s spouse, issue, parents, siblings, and any trust the beneficiaries or grantor of which are limited solely to such person and/or such other persons.

1.2. “Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any court, tribunal or arbitrator, and any self-regulatory organization.

1.3. “Approved Sale” shall have the meaning given such term in the Stockholders Agreement.

1.4. “Award” means a grant of Options or Restricted Common Shares under the Plan.

1.5. “Award Agreement” means the written agreement between the Company and a Participant pursuant to which an Award is granted and which specifies the terms and conditions of that Award, including the vesting requirements applicable to that Award. All Awards shall be evidenced by an Award Agreement.

1.6. “Board” means the Board of Directors of the Company.

1.7. “Cause” shall have the meaning ascribed to it in the Participant’s employment or consulting agreement or, if no employment or consulting agreement is in effect or if “cause” is not defined therein, “Cause” shall mean:

(a) the Participant’s conviction of or plea of guilty or nolo contendere to a felony;

(b) a determination by the Board that the Participant committed fraud, misappropriation or embezzlement against any Person;

(c) the Participant’s material breach of the terms of this Agreement or Participant’s material breach of any other material written agreement with the Company or any Subsidiary to which Employee is a party other than this Agreement;

(d) the Participant’s willful misconduct or gross neglect in performance of Employee’s duties; or

(e) the Participant’s failure or refusal to carry out material responsibilities reasonably assigned by the Board or the Company’s Chief Executive Officer to the Employee;

provided, however, that with respect to subsections (c), (d) and (e) above, Cause will only be deemed to occur after written notice to the Participant of such action or inaction giving rise to Cause and the failure by the Participant to cure such action or inaction (which is capable of cure) within 30 days after written notice.

1.8. “Code” means the Internal Revenue Code of 1986, as amended.

1.9. “Committee” means the committee appointed by the Board to administer the Plan, or if no such committee is appointed, the Board.

1.10. “Common Shares” means shares of Common Stock.

1.11. “Common Stock” means the Company’s Common Stock, par value $.01.

1.12. “Common Stockholder” means holders of the Company’s Common Stock.

1.13. “Effective Date” means January 14, 2011.

1.14. “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal rule or statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

1.15. “Exercise Price” means the price at which a Common Share may be purchased upon exercise of an Option, as specified in the relevant Award Agreement and as it may be adjusted under Section 13.1 of the Plan.

1.16. “Fair Market Value” means the fair market value of a Common Share, as determined by the Board in its sole discretion using a reasonable valuation method and in accordance with Code Section 409A.

1.17. “Option” means the right granted to a Participant under Article VI of the Plan to purchase a specified number of Common Shares during a specified period of time at a fixed price. Options granted under the Plan are intended to be non-qualified options.

1.18. “Participant” means any employee, director or consultant of the Company or any of its Affiliates to whom an Award is made, and shall include the Participant’s Permitted Transferees if the context requires.

1.19. “Permitted Transferee” shall have the meaning given such term in the Stockholders Agreement.

1.20. “Person” means an individual, a general or limited partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, a company, an unincorporated organization, an Authority or any other legal entity.

1.21. “Restricted Common Shares” means Common Shares granted to a Participant under Article VII of the Plan that are subject to certain restrictions, as specified in the Plan and the relevant Award Agreement.

1.22. “Restriction Period” means the period during which a Restricted Common Share Award is subject to forfeiture.

1.23. “Securities Act” means the Securities Act of 1933, as amended, or any similar federal rule or statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

1.24. “Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $.01.

1.25. “Stockholders” means the Series A Preferred Stockholders and the Common Stockholders.

1.26. “Stockholders Agreement” means the VTB Holdings, Inc. Stockholders Agreement dated January 7, 2011 entered into in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement dated September 28, 2010.

1.27. “Stripes Group” means SG VTB Holdings, LLC and its transferees and assigns.

1.28. “Termination of Service” means a Participant’s termination of employment or other service, as applicable, with the Company and all of its Affiliates for any reason, including without limitation, death, disability, termination by the Company or any of its Affiliates with or without Cause and resignation by the Participant. For purposes of the Plan, unless otherwise determined by the Committee in its sole discretion, a change in the capacity in which a Participant is employed by, or otherwise providing services to, the Company and/or its Affiliates or a change in the entity employing the Participant or to which the Participant otherwise provides services will not be deemed a Termination of Service so long as the Participant continues providing services as an employee, director or consultant to the Company or an Affiliate of the Company. If a Participant’s employment or other service relationship is with an Affiliate of the Company and that entity ceases to be an Affiliate of the Company, the Participant will be deemed to have incurred a Termination of Service when the entity ceases to be an Affiliate of the Company unless the Participant transfers employment or other service to the Company or its remaining Affiliates.

ARTICLE II.

EFFECTIVE DATE AND TERMINATION OF THE PLAN.

The Plan shall become effective on the Effective Date and shall terminate on the tenth anniversary of the Effective Date; provided, however, that the Committee may at any time prior to the tenth anniversary of the Effective Date terminate the Plan; provided further, however, that the termination of the Plan shall not impact any Awards that are outstanding as of the date of such termination.

ARTICLE III.

ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee, who shall have full responsibility and authority to administer the Plan. The Committee shall have full authority to (i) determine to whom Awards will be granted, (ii) determine the type and amount of Awards to be granted, (iii) determine the terms and conditions of Awards (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award and (iv) otherwise do all things it deems appropriate to carry out the purposes of the Plan. Any interpretation by the Committee of the terms and provisions of the Plan and Award Agreements and the administration thereof, and all actions taken by the Committee, shall be final and binding on Participants and all other Persons.

ARTICLE IV.

ELIGIBILITY.

Any employee, director and consultant of the Company or any of its Affiliates who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan; provided, however, that only employees, directors and consultants of the Company or an Affiliate of the Company in which the Company has a “controlling interest” within the meaning of Code Section 409A shall be eligible to be granted Options.

ARTICLE V.

COMMON SHARES SUBJECT TO THE PLAN.

5.1. Common Shares. Subject to adjustments as provided in Section 13.1, the maximum number of Common Shares available for grant under the Plan shall be 7,056,457. If any Common Shares that have been reserved for issue upon exercise of Options or granted in respect of a Restricted Common Share are later cancelled, terminated or forfeited, or for any other reason are not subject to being issued under the Plan, then such Common Shares may again be made the subject of such Awards under the Plan. Any Common Shares issued by the Company in connection with the assumption or substitution of outstanding equity or similar grants from an acquired company shall not reduce the number of Common Shares available for Awards under the Plan.

5.2. Stockholders Agreement. Upon the issuance of Common Shares (whether as the result of the exercise of an Option or through the grant of a Restricted Common Share), the Participant and any Permitted Transferee shall be bound as a “Stockholder” by the terms of the Stockholders Agreement and, if requested, shall execute a joinder to the Stockholders Agreement in form and substance satisfactory to the Company. Without limiting the generality of the foregoing, each Participant and Permitted Transferee agree to any and all rights of first refusal, drag-along rights, tag-along rights and all other obligations and conditions delineated in the Stockholders Agreement applicable to Common Shares. Additionally, any amendment to the Stockholders Agreement that effects a provision contained herein or in an Award Agreement shall be deemed to be an amendment to the Plan or such Award Agreement (as applicable) and, for all purposes, the Participant and any Permitted Transferee shall be deemed to have consented to such amendments.

ARTICLE VI.

OPTIONS.

6.1. Grant of Option. Subject to the other terms of the Plan, the Committee shall, in its sole discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Participants to whom Options are to be granted and the number of Common Shares to be covered under any Option granted to each such Participant, considering the position and responsibilities of the Participant, the nature and value to the Company of the Participant’s present and potential contribution to the success of the Company, whether directly or through an Affiliate, and such other factors as the Committee may deem relevant; (ii) determine the time or times when, and the manner and conditions under which, each Option shall be exercisable and the duration of the exercise period; and (iii) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2. Exercise Price. The per Common Share Exercise Price for Options shall be determined by the Committee at the time of grant in its sole discretion and shall be reflected in the relevant Award Agreement but shall in no event be less than the Fair Market Value of one Common Share underlying such Option on the date the Option is granted.

6.3. Term of Options. Unless otherwise specified in the Award Agreement, the term of each Option shall be ten years from the date of grant and unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety at the close of business on the last day of its term. An Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder, in the Stockholders Agreement or under the relevant Award Agreement.

6.4. Vesting and Exercisability. The Committee may condition the vesting and exercisability of an Option upon: (i) the Participant’s continued employment or other service with the Company or any of its Affiliates over a period of time, (ii) the Company’s or any of its Affiliates’ attainment of specified financial targets, (iii) the achievement by the Participant, the Company or any of its Affiliates of any other performance goals set by the Committee, or (iv) any combination of the above conditions, as specified in the relevant Award Agreement. No Option shall become exercisable until such Option becomes vested. The Committee may, in its sole discretion, accelerate the vesting and exercisability of all or part of any Option at or after grant.

6.5. Rights as a Common Stockholder. Prior to the delivery of Common Shares in respect of the exercise of an Option, the Participant shall have no rights as a Common Stockholder with respect to the Common Shares underlying such Option.

6.6. Notice of Exercise. Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate exercise price made, by a Participant only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Common Shares to be purchased. Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

6.7. Form of Payment. The aggregate exercise price of an Option shall be paid in full in cash or by a certified or bank cashier’s check made payable to the Company upon the exercise of the Option, or in such other manner as may be acceptable to the Committee (in its sole discretion).

6.8. Issuance of Certificates. Upon the exercise of an Option and payment of the exercise price and any applicable withholding taxes in full, the Committee shall, if it would otherwise normally issue certificates evidencing the ownership of Common Shares, direct that a certificate or certificates representing that number of Common Shares be issued to the Participant with the Participant designated as the registered owner. The certificate(s), if any, representing such Common Shares shall bear appropriate legends as to sale, transfer, assignment, pledge or other encumbrances to which such Common Shares are subject.

ARTICLE VII.

RESTRICTED COMMON SHARES

7.1. General. An Award of a Restricted Common Share is a grant by the Company of a specified number of Common Shares to the Participant, which Common Shares are subject to forfeiture during the Restriction Period upon the happening of specified events, as set forth in the relevant Award Agreement. Such an Award shall be subject to the terms and conditions set forth below (as well as those set forth in the relevant Award Agreement).

7.2. Rights as a Common Stockholder. During the Restriction Period, the Participant shall have the right to receive the Participant’s allocable share of any distributions made by the Company on its Restricted Common Shares and, to the extent such Restricted Common Shares have voting power, to vote such Restricted Common Shares; provided, however, that any distributions paid in the form of Common Shares or other securities or property of the Company shall be subject to the same restrictions as the Restricted Common Shares on which they were granted; provided further, however, that any cash distributions made with respect to unvested Restricted Common Shares shall, unless otherwise determined by the Committee in its sole discretion, be withheld and paid upon the vesting of the Restricted Common Shares on which such distributions were made (any such withheld distributions shall be forfeited upon the forfeiture of the Restricted Common Shares on which such distributions were made).

7.3. Vesting. The Committee may condition the expiration of the Restriction Period upon: (i) the Participant’s continued employment or other service with the Company or any of its Affiliates over a period of time, (ii) the Company’s or any of its Affiliates’ attainment of specified financial targets, (iii) the achievement by the Participant, the Company or any of its Affiliates of any other performance goals set by the Committee, or (iv) any combination of the above conditions, as specified in the relevant Award Agreement. The Award Agreement shall specify the duration of the Restriction Period and the conditions under which the Restricted Common Shares may be forfeited to the Company. At the end of the Restriction Period, if all such conditions have been satisfied, the forfeiture restrictions imposed on such Award shall lapse with respect to the number of Restricted Common Shares determined by the Committee, and any legend described in Section 7.5 that is then no longer applicable shall be removed and such number of Restricted Common Shares delivered to the Participant. The Committee may, in its sole discretion, accelerate the vesting of any Restricted Common Shares at or after grant.

7.4. Issuance of Certificates. Upon determination of the number of Restricted Common Shares to be granted to the Participant, the Committee shall, if it would otherwise normally issue certificates evidencing the ownership of Common Shares, direct that a certificate or certificates representing that number of Common Shares be issued to the Participant with the Participant designated as the registered owner. The certificate(s), if any, representing such Restricted Common Shares shall bear appropriate legends as to sale, transfer, assignment, pledge or other encumbrances to which such Restricted Common Shares are subject and, if issued, such certificates shall be deposited by the Participant, together with an appropriate instrument of assignment endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

ARTICLE VIII.

TERMINATION OF SERVICE

8.1. General. Unless specifically provided otherwise in an Award Agreement or as otherwise provided by the Committee in its sole discretion, in the event that a Participant incurs a Termination of Service for any reason, (i) the Participant’s unvested Options shall immediately terminate and be cancelled for no consideration, (ii) the Participant’s vested Options shall remain exercisable for the period set forth in the relevant Award Agreement, if any, and (iii) the Participant’s vested and unvested Restricted Common Shares, and all other Common Shares acquired by the Participant under the Plan (whether through the exercise of Options or otherwise), shall be subject to repurchase as set forth in this Section 8.

8.2. Repurchase of Common Shares. If a Participant incurs a Termination of Service for any reason, the Company (or its designee) shall have the right, but not the obligation, to repurchase all or any portion of the Participant’s and his Permitted Transferee’s Common Shares at the applicable repurchase price, as set forth below (the “Repurchase Price”):

(a) If the Participant incurs a Termination of Service for Cause, the Repurchase Price for each Common Share (whether or not vested) shall be equal to the lesser of (i) the Fair Market Value of such Common Share as of the date such Participant (or his Permitted Transferee) is provided with a Repurchase Notice (as defined below) for such Common Share or (ii) the price paid by the Participant, if any, for such Common Share (provided that if the price paid by the Participant for a Common Share is $0.00, the Company shall be deemed to have exercised its repurchase right on the date of such Termination of Service with respect to such Common Share and such Common Share shall be automatically forfeited to the Company on such date with no further action by the Company or the Participant).

(b) If the Participant incurs a Termination of Service for any reason other than for Cause, the Repurchase Price (i) for each unvested Restricted Common Share shall be equal to the lesser of (x) the Fair Market Value of such Common Share as of the date such Participant (or his Permitted Transferee) is provided with a Repurchase Notice for such Common Share or (y) the price paid by the Participant, if any, for such Common Share (provided that if the price paid by the Participant for a Common Share is $0.00, the Company shall be deemed to have exercised its repurchase right on the date of such Termination of Service with respect to such Common Share and such Common Share shall be automatically forfeited to the Company on such date with no further action by the Company or the Participant) and (ii) for all other Common Shares shall equal the Fair Market Value of such Common Shares as of the date such Participant (or his Permitted Transferee) is provided with a Repurchase Notice.

8.3. Exercise of Repurchase Right. Any repurchase right must be exercised by delivering written notice of exercise to the Participant (or his Permitted Transferee) (the “Repurchase Notice”) within 120 days after the later of (i) the Participant’s Termination of Service or (ii) with respect to any Common Share, the date the Participant (or his Permitted Transferee) acquired such Common Share.

8.4. Payment of Repurchase Price. The Repurchase Price shall be paid in cash or by check within 60 days following the final determination thereof. Notwithstanding the foregoing, in the event that any repurchase of Common Shares hereunder would, in the sole discretion of the Committee, (i) render the Company unable to meet its obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by the Company, including any proposed acquisition of any other entity by the Company or any of its Affiliates, (ii) be prohibited under applicable law or (iii) constitute a breach of, default, or event of default under, or would otherwise be prohibited by, the terms of any loan agreement or other agreement or instrument to which the Company or any of its Affiliates is a party (the “Financing Documents”), then the Company may, in accordance with applicable law and in lieu of cash consideration, issue a promissory note to the Participant (or his Permitted Transferee) in the amount of the Repurchase Price (the terms of which promissory note shall not result in a breach or violation of any of the Financing Documents). The promissory note shall bear interest at the six (6) month LIBOR rate then in effect (compounded semi-annually) and shall have such other terms and conditions as may be reasonably determined by the Company. All payments of interest accrued under the promissory note shall be paid only at the date of payment by the Company of the principal amount of such promissory note.

8.5. Termination of Repurchase Right. The repurchase right described in this Article VIII shall terminate immediately upon the consummation of an underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act, or as otherwise determined by the Committee in its sole discretion.

ARTICLE IX.

LIMITS ON TRANSFERABILITY OF AWARDS.

No Award or other right or interest of a Participant under the Plan shall be pledged, assigned or transferred for any reason during the Participant’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit transfers of Options or vested Common Shares to Permitted Transferees as set forth in Article II of the Stockholders Agreement. Any Permitted Transferee shall, in all cases, be subject to the provisions of the Plan, the relevant Award Agreement and the Stockholders Agreement and shall, if requested to do so by the Committee, confirm in writing that such Permitted Transferee is bound by the Plan and the relevant Award Agreement and execute a joinder to the Stockholders Agreement. No Person who refuses to take such actions shall become a Permitted Transferee or have any rights with respect to such Options or vested Common Shares.

ARTICLE X.

TAX WITHHOLDING.

The Company and its Affiliates shall be entitled to withhold from any payments or deemed payments (including withholding from any payroll or retaining any Common Shares that would otherwise be issued or released to a Participant in respect of an Award) any amount of tax withholding determined by the Committee to be due in respect of an Award. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, as a condition to the issuance or release of Common Shares in connection with an Award, require a Participant to pay to the Company or any of its Affiliates the amount that the Committee deems necessary to satisfy any federal, state or local income or other tax withholding obligations in connection with such Award.

ARTICLE XI.

REGULATIONS AND APPROVALS.

11.1. General. The obligation of the Company to issue Common Shares with respect to an Award shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Without in any manner limiting the Committee’s authority as set forth in Section 11.2, the Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

11.2. Restrictions on Issuances. Each Award is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Common Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance (or exercise) of Awards, no issuance of Common Shares shall be made in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

11.3. Restrictions on Dispositions. In the event that the disposition of Common Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Common Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any Person receiving Common Shares pursuant to the Plan, as a condition precedent to receipt of such Common Shares, to represent to the Company in writing that such Common Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

ARTICLE XII.

INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing and subject to the other terms of the Plan, the Committee may (i) at the time of grant, determine the extent, if any, to which Awards shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all Persons and otherwise accorded the maximum deference permitted by law; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or Award Agreements or the administration or interpretation thereof. Unless otherwise expressly provided hereunder or under an Award Agreement, the Committee, with respect to any Award, may exercise its discretion hereunder at the time of grant or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan, any Award Agreement or any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or any Award Agreement, the decision of the Committee shall be final and binding upon all Persons. The Committee may amend the Plan and Award Agreements as it shall deem advisable, except that no amendment, other than an amendment resulting from an amendment to the Stockholders Agreement as described in Section 5.2, may adversely affect a Participant with respect to an Award previously granted without the Participant’s consent, unless such amendments are required in order to comply with applicable laws.

ARTICLE XIII.

CHANGES IN CAPITAL STRUCTURE; CERTAIN CORPORATE TRANSACTIONS.

13.1. Changes in Capital Structure. In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of shares of Common Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Shares issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Shares available under the Plan, (iv) the limits described in Section 5.1 of the Plan and (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

13.2. Approved Sale. In the event of an Approved Sale, unless otherwise provided in an Award Agreement, the Committee, in its sole discretion, may take any one or more of the following actions with respect to outstanding Awards:

(a) accelerate the vesting of Restricted Common Shares;

(b) accelerate the vesting of Options and terminate all Options immediately prior to the date of any such Approved Sale, provided that the Participant shall have been given at least five (5) days written notice of such Approved Sale and of the Committee’s intention to cancel any Options that remain unexercised;

(c) cancel any Options that remain unexercised immediately before such Approved Sale in exchange for a payment in cash of an amount equal to the excess of the Fair Market Value of the unexercised Common Shares underlying such Option over the aggregate Exercise Price of such Common Shares. If the Fair Market Value of the unexercised Common Shares underlying an Option is less than or equal to the aggregate Exercise Price of such Common Shares, the Option shall be canceled with no further payment due the Participant;

(d) require that Awards be assumed by the successor entity or that substitute or replacement awards be granted by such successor entity (with such substitute or replacement awards to have an approximate equivalent economic value as the substituted or replaced Awards); or

(e) take such other action as the Committee shall determine to be reasonable under the circumstances.

The application of the foregoing provisions, including, without limitation, the issuance of any substitute or replacement awards, shall be determined by the Committee in its sole discretion. In taking any action described above, the Committee may determine that the value of an Option equals the excess, if any, of the fair market value of the consideration that would have been received in the Approved Sale with respect to the unexercised Common Shares underlying such Option immediately prior thereto had such Option been so exercised, over the aggregate Exercise Price of such Common Shares, or such lesser amount as the Committee may determine, including, in the case of an unvested Option, or portion thereof, a value of zero.

For purposes of this Section 13.2, fair market value (both as a defined and undefined term) shall be determined taking into account an allocable share of any indemnity or other expenses to which Stockholders are subject under the Stockholders Agreement or the applicable transaction documents.

13.3. Public Offering. In the event of the consummation of an underwritten public offering of Common Shares pursuant to an effective registration statement under the Securities Act, the Committee, in its sole discretion, may, but shall not be required to, accelerate the vesting (and exercisability, if applicable) of all or any portion of the then unvested Awards.

13.4. Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 13 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan or any Award Agreement.

ARTICLE XIV.

MISCELLANEOUS.

14.1. Section 409A Compliance. The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith; provided, however, that neither the Company, any of its Affiliates or any member of the Committee, shall have any liability to Participants or any other Person if any Award is not exempt from or compliant with Code Section 409A. Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A.

14.2. No Rights to Employment or Other Service. Nothing in the Plan or in any Award Agreement shall confer on any Participant any right to continue in the employ or other service of the Company or its Affiliates or interfere in any way with the right of the Company or its Affiliates to terminate a Participant’s employment or other service at any time and for any reason.

14.3. Additional Obligations. Participants shall take whatever actions and execute whatever documents the Committee deems necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the provisions of the Plan and the relevant Award Agreement.

14.4. No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its Affiliates, the officers of the Company or its Affiliates or the Committee, on the one hand, and the Participant or any Peron claiming rights by or through the Participant, on the other.

14.5. Notices. All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company or its Affiliates. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 14.5.

14.6. Exculpation and Indemnification. The Company shall indemnify and hold harmless any member of the Committee from and against any and all liabilities, costs and expenses incurred by such members as a result of any act or omission to act in connection with the performance of such Person’s duties, responsibilities and obligations under the Plan.

14.7. Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

14.8. Governing Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by the internal law, not the law of conflicts, of the State of New York.